Exhibit 10.43

BUILDING D, EL RIO BUILDINGS

8000 EL RIO STREET, HOUSTON, TEXAS

LEASE SUMMARY SHEET

Execution Date:	December 15, 2020

Tenant:	ZIOPHARM ONCOLOGY, INC., a Delaware corporation

Landlord:	BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM, acting for the use and benefit of The University of Texas M. D. Anderson Cancer Center, an institution of The University of Texas System

Building:	Building D of the El Rio Buildings, 8000 El Rio Street, Houston, Texas 77054. The Building consists of approximately 35,482 rentable square feet, in addition to an adjacent parking lot (the “Parking Lot”).

Campus:	All of the land described and/or depicted on Exhibit 2 (including the land on which the Building is located), together with the Building described above, the buildings now known as Buildings A, B, C and E and any other building and/or improvements constructed thereon, containing approximately 158,794 rentable square feet in the aggregate.

Premises:

The area in the Building known as Suites 8066, 8076 and 8078, containing approximately 18,111 rentable square feet in the aggregate, as depicted on the floor plans attached hereto as Exhibit 1A and made a part hereof (the “Prime Premises”) together with the:

Generator Premises, which are located in an area adjacent to the Building, as more particularly depicted on the Lease Plans.

Rooftop Premises, which are located on the roof of the Building, as more particularly depicted on the Lease Plans.

Gasses/Tank Premises, which are located in the loading dock area, as more particularly depicted on the Lease Plans.

The term “Premises” shall mean the Prime Premises, Generator Premises, Rooftop Premises, and Gasses/Tank Premises, as applicable. The Premises are shown the Lease Plans attached hereto as Exhibit 1A, Exhibit 1B, Exhibit 1C, and Exhibit 1D, and made a part hereof (the “Lease Plans”).

Landlord and Tenant stipulate and agree that the rentable area of the Premises, Building and Campus are correct and shall not be remeasured. The Prime Premises shall extend to the interior surface of all exterior walls and the interior surface of the roof of the Building (i.e., it shall be inclusive of all interior walls and ceiling rafters).

Property:	The Building, the Parking Lot, and the land on which the Building and Parking Lot are located, together with any other improvements thereon.

Parking Areas:	The parking structures (surface lots and parking decks, including the Parking Lot adjacent to the Building) located on the Campus that Landlord provides for parking by all tenants of space on the Campus.

Term Commencement Date, or Commencement Date:	The earlier to occur of (i) the date that Tenant commences to use the Premises for any Permitted Use, or (ii) the date on which Landlord delivers the Premises to Tenant in the Delivery Condition.

Rent Commencement Date:	The earlier to occur of (i) the date on which Tenant has completed Tenant’s Work, or (ii) the date which is four (4) months following the Commencement Date.

Delivery Condition:	The Premises shall be delivered to Tenant free of all occupants and their possessions, in compliance with all applicable Legal Requirements, and otherwise in their current “as is” “where is” condition.

Building B Lease:	That certain Lease Agreement dated as of October 15, 2019, by and between Landlord and Tenant, as amended by that certain First Amendment to Lease dated as of April 7, 2020, that certain Second Amendment to Lease dated as of April 7, 2020, and that certain Third Amendment to Lease dated on or about the date hereof.

Expiration Date:	Seven (7) years after the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the seventh (7th) anniversary of the Rent Commencement Date occurs.

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Permitted Uses:	Subject to Legal Requirements, general office, research, development laboratory and manufacturing (including Good Manufacturing Practice (GMP) manufacturing) use, and other ancillary uses (including, but not limited to, storage uses) related to the foregoing.

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT

	Year 1	$446,798.37	$37,233.20

	Year 2	$446,798.37	$37,233.20

	Year 3	$460,202.32	$38,350.19

	Year 4	$474,008.39	$39,500.70

	Year 5	$488,228.64	$40,685.72

	Year 6	$502,875.50	$41,906.29

	Year 7	$517,961.77	$43,163.48

Additional Rent	All sums other than Base Rent payable by Tenant to Landlord under this Lease.

Rent Year:	A twelve (12) month period beginning on the Rent Commencement Date or any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Rent Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Rent Year shall begin on the day following the last day of the prior Rent Year; provided that the last Rent Year shall end on the Expiration Date.

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Prime Premises and the denominator of which is the number of rentable square feet in the Campus that is not exempt from taxation by the relevant taxing authority. As of the Execution Date, Tenant’s Share is 39.38%.

Business Days:	All days during the Term except Saturdays, Sundays, and days observed in the State of Texas as legal holidays.

EXHIBIT 1A	LEASE PLAN – PRIME PREMISES
EXHIBIT 1B	LEASE PLAN – GENERATOR PREMISES
EXHIBIT 1C	LEASE PLAN – ROOFTOP PREMISES
EXHIBIT 1D	LEASE PLAN – GASSES/TANK PREMISES
EXHIBIT 2	DESCRIPTION/PLAN OF CAMPUS
EXHIBIT 3	WORK LETTER
EXHIBIT 3-1	FIT PLAN OF TENANT’S INITIAL WORK
EXHIBIT 4	LANDLORD’S SERVICES
EXHIBIT 5	INTENTIONALLY OMITTED
EXHIBIT 6	TENANT WORK INSURANCE SCHEDULE

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THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Term are hereinafter collectively referred to as the “Term”).

1.2 Extension Term.

(a) Provided there is no Event of Default as of the date of the Extension Notice, Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is no less than six (6) months prior to the expiration of the then-current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be as set forth in Section 1.2(b) below. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during the Extension Term shall be as follows:

Period of Time	Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Payment
Extension Term Rent Year 1	$29.46	$533,500.63	$44,458.39
Extension Term Rent Year 2	$30.34	$549,505.64	$45,792.14
Extension Term Rent Year 3	$31.25	$565,990.81	$47,165.90
Extension Term Rent Year 4	$32.19	$582,970.54	$48,580.88
Extension Term Rent Year 5	$33.15	$600,459.65	$50,038.30

1.3 Memorandum of Lease.

Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory memorandum of lease in Tenant’s reasonable form, which memorandum of lease may be recorded by Tenant with appropriate registry of (the “Registry”) at Tenant’s sole cost and expense. If a memorandum of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry. Should Tenant not deliver to Landlord an executed notice of termination with ten (10) days, Landlord may unilaterally file a release of memorandum of lease.

1.4 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, the right to use in common with other tenants of the Campus, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) common walkways, streets, driveways, loading docks and loading areas necessary for access to the Premises, Building and Parking Areas, (ii) the Parking Areas, and (iii) other areas and facilities located in the Building, on the Land, or elsewhere on the Campus designated by Landlord from time to time for the common use of tenants of the Building and other entitled thereto. Except as provided under Sections 2.1 and 2.2, Landlord shall not change the Common Areas in a way as to alter or diminish the aggregate quantity, quality, utility or character thereof or interfere with Tenant’s access to the Premises in more than a de minimis manner.

(b) Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to the Required Parking Allocation (as hereinafter defined) for Tenant’s use at the prevailing monthly rate for tenants of the Campus (which rate is currently $50 per pass, per month) (the “Parking Charges”) in the Parking Lot (the “Parking Spaces”). Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such Rules and Regulations, as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored. Tenant shall pay such Parking Charges solely with respect to the Parking Spaces Tenant elects to use (which election may be changed from time to time upon not less than five (5) Business Days’ prior notice) directly to Landlord’s parking office, pursuant to written instructions to be provided to Tenant prior to the Commencement Date. The term “Required Parking Allocation” shall mean the number of unreserved parking spaces mutually agreed to by Landlord and Tenant, which (i) shall not be less than the number of parking spaces calculated by multiplying the total number of parking spaces on the Campus by a fraction, the numerator of which is the number of rentable square feet in the Prime Premises and the denominator of which is the number of rentable square feet in the Campus (in each case, as of the Effective Date), and (ii) shall not exceed sixty (60) parking spaces. Landlord and Tenant shall work cooperatively and in good faith to mutually agree upon the Required Parking Allocation, and shall memorialize such agreement in writing upon either party’s request.

1.5 Tenant’s Access. From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable Building security requirements, Legal Requirements, the Rules and Regulations, the terms of this Lease, and Force Majeure (hereinafter defined).

2.	RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no obstruction of permanent access to, or interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property. Landlord may at any time or from time to time (i) construct additional building(s) and improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no increase in Tenant’s obligations or interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4 Landlord’s Access.

(a) Subject to the terms hereof, Tenant shall (i) upon reasonable advance notice, and in any event upon at least one (1) Business Day’s prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, where accompanied in non-emergency situations by a representative of Tenant (so long as Tenant shall make such representative available upon at least one (1) Business Day’s request), to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease; (ii) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice (but not less than three (3) Business Days), to show the Premises during normal business hours (i.e. Monday – Friday 7 A.M. - 6 P.M., Saturday 7 A.M. – 12 P.M., excluding federal and state holidays) (“Normal Business Hours”) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (iii) upon reasonable prior written notice from Landlord (but not less than three (3) Business Days, provided that no notice shall be required in emergency situations), permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments at Landlord’s sole cost and expense, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. Except to the extent arising as a result of the gross negligence or willful misconduct of any of Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, invitees, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”), Landlord’s entry shall be at its sole risk.

(b) Except in emergency situations, anyone who has access to any portion of the Premises pursuant to this Section 2.4 after Tenant has first commenced to use the Premises for the Permitted Uses may, at Tenant’s election, be subject to Tenant’s reasonable security measures and protocols, which may include limiting access under Section 2.4(a)(ii) to Normal Business Hours, requiring that any party accessing the Premises under Section 2.4(a)(ii) execute a commercially reasonable confidentiality agreement, requiring the wearing of an ID badge, and obligating visitors to comply with reasonable protocols so as protect confidential information contained within the Premises. Tenant may identify certain areas of the Premises that require limited access and strict security measures (“Secure Areas”) by written notice to Landlord from time to time; provided that all GMP manufacturing areas located within the Premises shall be considered Secure Areas for all purposes hereunder. Except in the event of an emergency threatening personal injury or damage to property or a violation of any Legal Requirement, and except as otherwise approved by Tenant, any entry in the Secure Areas must be done in the presence of a representative of Tenant so long as Tenant makes such representative available upon at least one (1) Business Day’s advance notice. Notwithstanding the foregoing, in case of emergency, Landlord may enter any part of the Premises without prior notice or a Tenant’s representative; provided that Landlord provides Tenant with notice of such entry as soon as reasonably possible thereafter and Landlord takes reasonable precautions to protect confidentiality, and the health and safety of its entrants. The parties hereto acknowledge that all confidentiality provisions, as they apply to Landlord, are potentially subject to the provisions of the Texas Public Information Act, provided that the foregoing acknowledgement shall in no way derogate from the terms and conditions of Section 26.12(c) of this Lease.

(c) Except in the event of an emergency, (i) Landlord shall consult with Tenant in connection with the scheduling of all such access under this Section 2.4; (ii) to the extent such access shall cause material interference with Tenant’s business operations, Landlord shall, at Tenant’s request, schedule any such entry pursuant to Sections 2.4(a)(i) and (iii) after Normal Business Hours to the extent reasonably practicable in good faith.

(d) Any provision of this Lease that requires or gives Landlord the right to enter the Premises during the Term shall be governed by the provisions of this Section 2.4 and this Article 2.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same are, to the extent reasonably practicable, located to the exterior of interior walls, above the ceiling, or below the floor slab of the Premises, and if not reasonably practicable, the same shall not reduce the floor area by more than a de minimis amount or adversely affect the appearance or utility of the Premises.

2.6 Minimize Interference. Except in the event of an emergency, Landlord shall, in connection with the exercise of any of the foregoing rights under this Article 2 (and subject to the other limitations of this Article 2), (x) use reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises, Parking Lot and other Common Areas in accordance with the terms of this Lease, (y) not reduce the floor area by more than a de minimis amount and (z) not materially adversely affect the appearance or utility of the Premises. Notwithstanding anything to the contrary, Landlord shall not change the Common Areas in a way as to alter or diminish the aggregate quantity, quality, utility or character thereof or interfere with Tenant’s access to the Premises in more than a de minimis manner. In exercising its reserved rights under this Article 2, Landlord agrees as follows: it shall require all workers to use reasonable efforts to protect all improvements, equipment, surfaces, finishes, fixtures, furnishings and personal property of Tenant in the Premises, and to use reasonable efforts to minimize the dispersion of construction dust and dirt throughout the Premises, including sufficient use of drop cloths and drapes in a manner consistent with good and accepted construction practices in occupied space (taking into consideration the particular use of such space); upon completion of all such work, Landlord shall leave the Premises free of all construction dirt, debris, supplies and construction-related equipment and shall restore the Premises to substantially the condition they were in prior to such work; and if as a result of such work more than 10 useable square feet of the Premises have been permanently rendered unusable, then there shall be a ratable adjustment of Base Rent. In exercising its reserved rights under this Article 2, Landlord shall not have the right to reduce the number of usable square feet in the Premises except (a) as permitted under Section 2.5 above, or (b) in a de minimis amount to the extent necessary in order to perform Landlord’s obligations under Section 19.1 below, and then only (i) to the extent compliance with Legal Requirements may not be accomplished by using space outside the Premises, and (ii) after consulting with Tenant with respect thereto.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Tenant acknowledges and agrees that Landlord has disclosed the existence of certain foundation defects at the Premises, Building and Campus. Tenant has had the opportunity to enter and inspect the Premises to view and assess such foundation defects. Landlord represents and warrants to Tenant that it has provided Tenant with copies of all reports, studies and other assessments in its possession or control related to such foundation defects. Notwithstanding anything in this Lease to the contrary, including but not limited to the insurance and indemnification obligations set forth in Article 14, except to the extent such damage, claims or losses arise from the willful misconduct of Landlord or any of the Landlord Parties, Tenant waives any claim and agrees to hold Landlord harmless for any damage, claims or losses to Tenant’s improvements, personal property or equipment as a result of or related to defects in the foundation of the Building. Tenant acknowledges and agrees that, except for Landlord’s obligation to deliver the Premises in the Delivery Condition, and except as otherwise expressly set forth in this Lease, Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord. Tenant’s commencement of business operations from the Premises shall be conclusive evidence, as against Tenant, that the Premises and the Building were in a good and satisfactory condition as required by the Lease. Notwithstanding any provision of this Section 3.1 to the contrary, nothing in this Section 3.1 shall in any way modify or derogate from Landlord’s obligations to maintain the Building and Premises in accordance with the terms and conditions of this Lease (including, without limitation, Section 10.2 hereof).

3.2 Delivery of Premises.

(a) Landlord shall use diligent efforts to deliver the Premises to Tenant in the Delivery Condition not later than January 1, 2021 (the “Estimated Term Commencement Date”). However, except for Tenant’s remedies set forth in this Section 3.2: (i) Tenant’s sole remedies shall be a delay in the Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in the Term Commencement Date, and (iii) no delay in the Term Commencement Date shall have any effect on the parties rights or obligations under this Lease. Without limiting the foregoing, as liquidated damages and the sole and exclusive remedies of Tenant on account thereof, (x) if the Term Commencement Date has not occurred by the Estimated Term Commencement Date, then for and with respect to each day between the Estimated Term Commencement Date and the date on which the Term Commencement Date actually occurs, Tenant shall receive a credit against the Rent payable under this Lease (to be applied to the Rent payable immediately after the Rent Commencement Date) in an amount equal to the per diem Base Rent payable for the Premises, and (y) in addition, if (i) the Term Commencement Date has not occurred by February 1, 2021 (the “Lease Cancellation Date”), and (ii) not less than fifteen (15) days prior to the delivery of a Termination Notice (as hereinafter defined) Tenant shall have delivered a Reminder Notice (as hereinafter defined) to Landlord, then at any time after the Lease Cancellation Date and prior to the date on which the Term Commencement Date actually occurs, Tenant may elect to terminate this Lease by giving Landlord a Termination Notice, with such termination to be effective immediately upon the giving by Tenant of such Termination Notice. If Tenant timely and validly terminates this Lease in accordance with the foregoing provisions, this Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities, or obligations hereunder. The Rent credits set forth above shall be credited against amounts due and payable under this Lease, and in no event will Landlord be required to make any payment to Tenant with respect to any Rent credits that would otherwise be available to Tenant under this Section 3.2. If the Term Commencement Date does not occur prior to the Lease Cancellation Date, and Tenant does not terminate this Lease in accordance with the foregoing provisions, then Tenant shall continue to accrue a credit against the Rent payable under this Lease in the amounts set forth above for and with respect to each day between the Estimated Term Commencement Date and the date on which the Term Commencement Date actually occurs.

(b) Definitions.

(i) For purposes of this Section 3.2 only, a “Reminder Notice” shall mean a written notice delivered by Tenant to Landlord stating the following in capitalized and bold type on the first page of such notice: “IN ACCORDANCE WITH AND SUBJECT TO SECTION 3.2 OF THE LEASE, IF THE COMMENCEMENT DATE DOES NOT OCCUR BY THE LEASE CANCELLATION DATE, THE TENANT MAY TERMINATE THE LEASE. LANDLORD IS HEREBY NOTIFIED THAT THE COMMENCEMENT DATE HAS NOT OCCURRED AS OF THE DATE OF THIS NOTICE”; and a “Termination Notice” shall mean a written notice delivered by Tenant to Landlord stating the following in capitalized and bold type on the first page of such notice: “IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 3.2 OF THE LEASE, TENANT HEREBY ELECTS TO TERMINATE THE LEASE.”

3.3 Foundation Defects; Right to Terminate.

(a) Landlord acknowledges that Tenant intends to perform certain studies and assessments related to the foundation of the Building (“Foundation Studies”). In the event Tenant, in its sole discretion, is dissatisfied with the results of any Foundation Studies (a “Cancellation Event”), then subject to the full and complete satisfaction of the Cancellation Conditions Precedent (as hereinafter defined), in accordance with the provisions of this Section 3.3, Tenant shall have the irrevocable option to terminate this Lease (a “Cancellation”). The conditions precedent (the “Cancellation Conditions Precedent”) to the effectiveness of any such Cancellation shall be as follows: (i) Tenant shall deliver written notice (a “Cancellation Notice”) of such Cancellation to Landlord by not later than the date which is thirty (30) days following the Execution Date; (ii) the effective date of any such Cancellation (the “Cancellation Date”) shall be a date set forth in Tenant’s Cancellation Notice, but in no event more than forty-five (45) days following the Execution Date; and (iii) on the Cancellation Date, no Event of Default is then continuing.

(b) Provided that all of the Cancellation Conditions Precedent have been fully and completely satisfied, then effective as of the Cancellation Date, this Lease, and the rights of Tenant with respect to the Premises, shall terminate and expire with the same force and effect as if such Cancellation Date had originally been specified as the Expiration Date. Prior to the later of (such later date, the “Surrender Date”) (i) the Cancellation Date, and (ii) the date on which Tenant actually surrenders and yields-up the Premises, Tenant shall comply with all of the terms and provisions of this Lease and shall perform all of its obligations hereunder. By not later than the Cancellation Date, Tenant shall surrender and yield-up the Premises in the condition in which the Premises are required to be surrendered pursuant to Section 21.1 at the expiration of the Term. All Tenant’s Property and Alterations of any kind, nature or description remaining in the Premises after the Surrender Date shall be and become the property of Landlord and may be disposed of by Landlord, without payment from Landlord and without the necessity to account therefor to Tenant.

(c) Effective as of the Cancellation Date, Landlord shall be released from any and all obligations and liabilities thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Landlord under this Lease which accrue or arise prior to the Cancellation Date. Effective as of the Surrender Date, Tenant shall be released from any and all liabilities and obligations thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Tenant under this Lease which accrue or arise prior to the Surrender Date.

(d) Without limiting the foregoing, if Tenant fails to yield up and surrender the Premises by the Cancellation Date, then for and with respect to each day between the Cancellation Date and the Surrender Date, Tenant shall pay a holdover charge at the rate set forth in Section 21.3. Nothing herein contained shall constitute a release, waiver, limitation, or restriction of any rights or remedies of Landlord on account of Tenant’s failure to surrender the Premises by the Cancellation Date, including, without limitation, any rights or remedies afforded to Landlord in Sections 21.1 and 21.3.

(e) The foregoing provisions shall be self-operative; provided, however, on the request of either party Landlord and Tenant will enter into a mutually satisfactory amendment to this Lease evidencing such Cancellation of this Lease. Time is of the essence of this Section 3.3.

4.	USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in violation of Legal Requirements; (ii) in a manner which (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) materially impair the appearance of the Building; (b) materially impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; or (c) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises in violation of Legal Requirements; or (iii) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility (including GMP manufacturing).

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Article 12 below), trash, refuse or other articles in any exterior vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; or (iv) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises.

5.	RENT; ADDITIONAL RENT

5.1 Base Rent.

(a) Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay Base Rent to Landlord in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, Additional Rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

(b) Pursuant to the terms of (i) that certain Research and Development Agreement, by and between Landlord and Tenant dated as of August 17, 2015 (as amended, the “Existing R&D Agreement”), and (ii) that certain 2019 Research and Development Agreement, by and between Landlord and Tenant dated on or about the date hereof (the “2019 R&D Agreement”), Tenant has deposited certain funds with Landlord or committed certain amounts to reimburse Landlord for cost incurred under such agreement. Notwithstanding any provision of this Lease to the contrary, the remaining balance of the funds deposited or committed under the Existing R&D Agreement and the 2019 R&D Agreement (collectively, the “Remaining Funds”) may, at Tenant’s sole election, be applied to the payment of any and all Rent obligations under this lease. Tenant may elect in writing whether to first apply the remaining balance of the funds deposited or committed under the Existing R&D Agreement or the 2019 R&D Agreement. Upon such election to apply any Remaining Funds towards Rent due under this Lease, (i) with respect to Remaining Funds deposited under the Existing R&D Agreement, the applicable portion of Rent shall be debited by Landlord from the Remaining Funds on or before the first day of each calendar month during the Term, and (ii) with respect to Remaining Funds committed under the 2019 R&D Agreement, Tenant shall pay such amounts to Landlord in accordance with the terms and conditions of this Lease, and deliver notice to Landlord that such funds are being paid out of Remaining Funds under the 2019 R&D Agreement. The foregoing shall in no way derogate from Landlord’s responsibility to invoice Tenant for amounts due hereunder, and not more than thirty (30) days following any application of any Remaining Funds, Landlord shall deliver to Tenant a statement reflecting such applied amounts. In no event will more than $25,000,000 in Remaining Funds be used to pay amounts due to Landlord under this Lease and the Building B Lease.

5.2 Costs to Operate the Campus, Building and Land. Landlord acknowledges and agrees that (i) Landlord’s good faith estimate of the portion of the costs and expenses associated with the operation, maintenance, repair and replacement of the Campus and Property (including, without limitation, costs and expenses associated with Landlord’s Services set forth in Exhibit 4 attached hereto) (collectively, “Operating Expenses”) allocated to the Premises have been incorporated into the Base Rent due under this Lease, and (ii) in no event shall Tenant be responsible or liable for any Operating Costs, such costs being the sole responsibility of Landlord.

5.3 Taxes.

(a) Landlord is an agency of the state of Texas. As such, Landlord does not pay real estate taxes or personal property taxes on property used and controlled by Landlord. Such exemption does not apply to the Premises when under the use and control of Tenant. “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Campus and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Campus (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Campus or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any sales, inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, any income taxes arising out of or related to the ownership and operation of the Campus, or any interest or penalties resulting from the late payment of Taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments); provided, however, that if during the Term the present system of taxation of real or personal property shall be changed, any tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Campus were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term.

(c) Payment of Taxes. Commencing as of the Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant, provided that no such re-estimate shall occur more than once with respect to any Tax Period. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period, provided however, in the event Landlord fails to deliver an invoice to Tenant reflecting an increase in actual Taxes on or before the later of (i) the date which is ninety (90) days following Landlord’s receipt of such tax bill, or (ii) August 31st following the date on which the tax bill is available, Tenant shall have no obligation or liability with respect to such increased amounts. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute a Monetary Event of Default, Tenant may credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. Subject to Landlord’s obligation to timely deliver an invoice therefor in accordance with the terms of this Section, if the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of a reasonably detailed invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. Upon Tenant’s request, Landlord shall furnish Tenant with copies of the applicable Tax bills. Payment for any taxes owed on any equipment or personal property owned or leased by Tenant is the sole responsibility of Tenant and said taxes will not be invoiced or collected by Landlord. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Tenant shall have the right to contest the amount or validity of assessed valuation of the Premises for any Tax Period at Tenant’s sole cost and expense, provided however, prior to the commencement of any such contest Tenant shall coordinate any such contest with any other Building tenants that occupy assessed premises within the Building. Tenant shall receive a credit against Taxes (or a refund if the Term has been terminated or expired) in the amount of Tenant’s Share of Taxes for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor.

(e) Part Years. Tenant shall be responsible for the payment of Tenant’s Share of Taxes for and with respect to the period of time commencing on the Commencement Date and ending on the last day of the Tax Period in which the Expiration Date or earlier termination of this Lease occurs.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eight percent (8%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”). Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) Business Days after written notice from Landlord with respect to the first two (2) late payments in any twelve (12) month period.

(b) Additionally, if Tenant fails to make any payment within five (5) Business Days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three (3%) of any such late payment.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord after an Event of Default shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED OR REDUCED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES.

5.6 Survival. Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination for a period of two (2) years and shall be paid when and as the amount of same shall be determined and be due.

6.	RIGHT OF FIRST OFFER

6.1 ROFO Rights. If at any time between the Execution Date and the date which is twelve (12) months prior to the Expiration Date, any separately demised rentable area within the Building (the “Building D ROFO Space”), Building B, or Suite 8040 in Building C on the Campus (each such area, a “ROFO Space”) has become “available for leasing” (as hereinafter defined), and provided that the conditions precedent set forth in 6.3 below are then satisfied, then prior to offering to lease such ROFO Space to any third parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth a description of the ROFO Space in question (including the rentable area thereof), the Landlord’s determination of Base Rent and Additional Rent for such ROFO Space, the other material business terms upon which Landlord is willing to lease the ROFO Space, and the date Landlord anticipates that the ROFO Space will become available for leasing. As soon as is reasonably possible, and in no event more than seven (7) Business Days following delivery of the ROFO Notice, Landlord shall make arrangements for Tenant to tour the applicable ROFO Space. Provided that all of the conditions precedent set forth in this Article 6 are fully satisfied by Tenant, Tenant shall have the option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within fifteen (15) Business Days after delivery by Landlord of the ROFO Notice, to lease all of the subject ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, including the Base Rent and Additional Rent for the ROFO Space designated by Landlord as set forth therein. Time shall be of the essence as to Tenant’s delivery of an Acceptance Notice with respect to any ROFO Space. If Tenant fails to deliver an Acceptance Notice within such fifteen (15) Business Day period, then Tenant shall be deemed to have rejected the option to lease the applicable ROFO Space (the “Rejected ROFO Space”). In such event, Tenant shall have no further rights or claims with respect to the Rejected ROFO Space (except as set forth in Section 6.6), Landlord shall have no further liabilities or obligations to Tenant with respect to the Rejected ROFO Space, and Landlord may elect to lease the Rejected ROFO Space to third parties upon such terms and conditions as Landlord may determine in its discretion.

6.2 Available for Leasing, etc. For purposes of this Article 6, space shall be deemed “available for leasing” when (a) the space is vacant, or (b) the respective existing tenant or occupant does not intend to extend or renew the term of its lease or other occupancy agreement for the ROFO Space or to enter into a new lease for such ROFO Space. For purposes of this Article 6, space shall not be deemed “available for leasing” if, at the time in question (x) any person or entity leases or occupies the ROFO Space, whether pursuant to a lease or other agreement (unless such person or entity confirms to the satisfaction of Landlord that it does not intend to extend or renew the term of the lease or other occupancy agreement for the ROFO space or enter into a new lease for such ROFO Space), (y) any person or entity holds any option or right to extend or renew its lease or right(s) of occupancy with respect to such ROFO Space, or (z) Landlord intends to occupy the ROFO Space, or to lease or otherwise permit the occupancy of the ROFO Space by an affiliate or subsidiary of Landlord. In addition, the Building D ROFO Space shall not be “available for leasing” in the event Landlord intends to lease or otherwise permit the occupancy of the Building D ROFO Space by a tenant or other occupant with which Landlord has entered into a contractual research or clinical relationship. Without limitation, so long as a tenant or other occupant leases or occupies all or a portion of the ROFO Space, Landlord shall be free to extend or renew any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be “available for leasing.” Nothing set forth in this Section 6.2 shall be construed to limit Landlord’s right to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such vacant space shall in no event be deemed to be “available for leasing” hereunder. Landlord represents and warrants to Tenant that the ROFO Space is not subject to any existing rights of first offer or other expansion rights or options of other tenants.

6.3 No Event of Default. Tenant shall have no right to exercise any ROFO Option or to lease any ROFO Space, and Landlord shall have no obligation to deliver a ROFO Notice, if an Event of Default exists on the date the respective space becomes available for leasing or on the date of the Acceptance Notice.

6.4 Terms. Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i) The ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes under this Lease and on all of the terms and conditions of this Lease (except as otherwise provided in this Article 6), including, without limitation, Tenant’s Cancellation right set forth in Section 3.3 of this Lease (except that Tenant must deliver a Cancellation Notice by not later than thirty (30) days following the ROFO Space Commencement Date);

(ii) The ROFO Space shall be delivered in the Delivery Condition; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto;

(iii) Base Rent and Additional Rent for the ROFO Space shall be as set forth in the ROFO Notice;

(iv) Tenant shall pay all Additional Rent payable under this Lease with respect to the applicable ROFO Space, except to the extent that any such Additional Rent is included in the amounts payable under clause (iii) above; and

(v) If the Acceptance Notice for the applicable ROFO Space is delivered prior to the date which is two (2) years before the Expiration Date, then the term of the leasing of the ROFO Space shall be the Expiration Date; and, if the Acceptance Notice for the applicable ROFO Space is delivered on or after the date which is two (2) years before the Expiration Date, then the term of the leasing of the ROFO Space shall be as set forth in the ROFO Notice.

6.5 Amendment. The delivery of the Acceptance Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice. Without limitation, if Tenant timely delivers an Acceptance Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to this Lease (or, upon mutual agreement of Landlord and Tenant, a new lease on the same form as this Lease) confirming the ROFO Space Commencement Date, Base Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as set forth in Section 6.4; provided, however, as long as the conditions set forth in Section 6.3 are satisfied, the timely delivery of an Acceptance Notice after receipt of the ROFO Notice shall be the automatic and self-operative exercise of the ROFO Option and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of the ROFO Option. Notwithstanding the foregoing, Tenant acknowledges and agrees that its exercise of any ROFO Option hereunder is subject to approval by the Board, if and to the extent such approval is required in accordance with the standard rules, regulations and procedures of the Board of general applicability to lease transactions, consistently applied.

6.6 Reoffer of ROFO Space to Tenant. The ROFO Option of Tenant hereunder with respect to each respective ROFO Space shall terminate and expire on the earlier to occur of (a) as provided in Section 6.1 above, Tenant’s failure to deliver an Acceptance Notice within the fifteen (15) Business Day period of time set forth above, or (b) as provided in Section 6.3 above, the date Landlord would have provided Tenant a ROFO Notice if there had not been an Event of Default, as set forth in Section 6.3 above. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but failed to deliver an Acceptance Notice within the (15) Business Day period, and (ii) thereafter prior to entering into a lease (or leases) for such ROFO Space either (x) Landlord proposes to lease the respective ROFO Space to a prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, or (y) Landlord does not enter into a lease for the respective ROFO Space within a period of twelve (12) months following the date of the ROFO Notice, then Tenant’s rights shall be revived and Tenant shall once again have a ROFO Option with respect to the respective ROFO Space. For purposes hereof, the terms offered to a prospective tenant shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than five percent (5%) in the “bottom line” cost per rentable square foot of the ROFO Space to the prospective tenant, when compared with the “bottom line” cost per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the base rent, the tax and expense escalation, the additional rent, any free rent periods, and any other concessions and allowances.

6.7 Expiration. Notwithstanding any provision contained herein to the contrary, from and after the earliest to occur of (i) the expiration or earlier termination of the 2019 R&D Agreement, (ii) the date on which (A) Tenant has exercised ROFO Options with respect to 22,000 rentable square feet or more of the ROFO Space in the aggregate, and (B) this Lease has been amended in writing to include all such ROFO Space, or (iii) the date which is twelve (12) months prior to the Expiration Date, then this Article 6 shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease any ROFO Space pursuant to this Article 6. In such event, all of the obligations of Landlord to offer any ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Article 6.

7.	TERMINATION OPTION.

7.1 Termination Option. Subject to the full and complete satisfaction of the Termination Conditions Precedent (as hereinafter defined), in accordance with the provisions of this Article 7, Tenant shall have the option to terminate this Lease (a “Termination”). The conditions precedent (the “Termination Conditions Precedent”) to the effectiveness of any such Termination shall be as follows: (i) Tenant shall deliver written notice (a “Termination Notice”) of such Termination to Landlord by not earlier than January 1, 2022; and (ii) the effective date of any such Termination shall be the date (the “Termination Date”) designated by Tenant in the Termination Notice; provided however, the Termination Date shall be not less than three (3) months following the date on which Tenant delivers the Termination Notice to Landlord.

7.2 Termination. Provided that all of the Termination Conditions Precedent have been fully and completely satisfied, then effective as of the Termination Date, this Lease, and the rights of the Tenant with respect to the Premises, shall terminate and expire with the same force and effect as if such Termination Date had originally been specified as the Expiration Date. Prior to the later of (such later date, the “Yield-Up Date”) (i) the Termination Date, and (ii) the date on which Tenant actually surrenders and yields-up the Premises, Tenant shall comply with all of the terms and provisions of the Lease and shall perform all of its obligations hereunder, including, without limitation, the obligation to pay when due all Base Rent and Additional Rent. By not later than the Termination Date, Tenant shall surrender and yield-up the Premises in broom-clean condition, free of all tenants and occupants, and otherwise in the condition in which the Premises are required to be surrendered pursuant to this Lease at the expiration of the Term.

7.3 Release of Liabilities. Effective as of the Termination Date, Landlord shall be released from any and all obligations and liabilities thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Landlord under this Lease which accrue or arise prior to the Termination Date. Effective as of the Yield-Up Date, Tenant shall be released from any and all liabilities and obligations thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Tenant under this Lease which accrue or arise prior to the Yield-Up Date.

7.4 Holdover. Without limiting the foregoing, if Tenant fails to yield up and surrender the Premises by the Termination Date, then for and with respect each day between the Termination Date and the Yield-Up Date, Tenant shall pay a holdover charge at the rate set forth in Section 21.3 of this Lease. Nothing herein contained shall constitute a release, waiver, limitation, or restriction of any rights or remedies of Landlord on account of Tenant’s failure to surrender the Premises by the Termination Date, including any rights or remedies afforded to Landlord in Article 21 of this Lease.

7.5 Amendment. The foregoing provisions shall be self-operative; provided, however, on the request of either party Landlord and Tenant will enter into a mutually satisfactory amendment to this Lease evidencing such Termination of this Lease.

7.6 Time of Essence. Time is of the essence of this Article 7.

8.	INTENTIONALLY OMITTED.

9.	UTILITIES, LANDLORD’S SERVICES

9.1 Electricity. Tenant shall contract with the utility provider for electric service to the Premises. Commencing on the Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises, and any equipment exclusively serving the Premises, directly to the utility company, based on the submeter(s) currently installed in the Premises. Tenant shall, at Tenant’s sole cost and expense, install (to the extent not already installed), maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same.

9.2 Water. Landlord shall contract with the applicable utility provider for water and sewer service to the Premises, and shall pay all charges for water and sewer service furnished to the Premises, all at Landlord’s sole cost and expense.

9.3 Gas. Tenant shall contract with the applicable utility provider for gas service to the Premises, and shall pay all charges for gas service furnished by the utility provider to the Premises, all at Tenant’s sole cost and expense. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges that there is currently no gas line providing service to the Building. Promptly following Tenant’s election, Landlord shall work with Tenant to request that the utility provider install a gas service line to the Building at the sole cost of Tenant, payable upon demand in advance, and shall pursue gas service with such utility provider at Tenant’s sole cost and expense. All reasonable third-party costs (i) of the installation of the gas line, (ii) to repair the Campus and Building to its condition prior to such installation, and (iii) of any infrastructure required as a result of the installation of such gas line, shall be paid by Tenant.

9.4 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5 Interruption or Curtailment of Utilities.

(a) When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made and are made in accordance with the other terms and conditions of this Lease, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than five (5) Business Days’ notice except in the event of an emergency, to temporarily interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. With respect to any planned interruption, Landlord shall consult with Tenant to schedule such interruption in an effort to minimize interference with Tenant’s business operations. With respect to any planned interruption of more than ten (10) minutes, Landlord shall perform the same after Normal Business Hours to the extent reasonably practicable in good faith except in the event of an emergency. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 9.5(b) below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b) Notwithstanding anything to the contrary in this Lease contained, if the Premises are rendered untenantable, in whole or part, due to the failure of Landlord to provide any service required to be provided by Landlord under this Lease (including, without limitation, access or egress, and repair and maintenance of the foundation and Building structure in accordance with Section 10.2), or if Tenant’s use and occupancy of the Premises or any part thereof shall be disturbed in violation of Article 23 hereof (thereby rendering the Premises or a portion thereof substantially untenantable) (either of the foregoing, a “Material Services Failure”) such that, for the duration of the Landlord Service Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises in the ordinary course (the “Affected Portion”) during the period of untenantability as the direct result of such Material Services Failure, then, provided that Landlord’s inability to cure such condition is not caused by the negligence or willful misconduct of any of the Tenant Parties, Base Rent and Tenant’s obligation to pay Additional Rent on account of Taxes shall be equitably abated from and after the event giving rise to such interruption until the day such condition is completely corrected. For purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as three (3) consecutive Business Days after written notice from Tenant identifying the condition causing untenantability in the Affected Portion (the “Interruption Notice”). In the event that a Material Services Failure materially and adversely interferes with Tenant’s use of at least 25% of the Premises (as measured in rentable square feet) for a period of thirty (30) consecutive days after the Interruption Notice, then provided that Landlord’s inability to cure such condition is not caused by the negligence or willful misconduct of any of the Tenant Parties, Tenant may elect to terminate this Lease by giving ten (10) days’ prior written notice to Landlord, provided that this Lease shall remain in full force and effect, and such termination notice shall be null and void, if the Material Services Failure is remedied within such 10-day period. The provisions of this Section 9.5(b) shall not apply in the event of Casualty or Taking (which shall be governed by Article 15 below).

9.6 Landlord’s Services. Landlord shall provide the services described in Exhibit 4 attached hereto and made a part hereof in a professional manner (“Landlord’s Services”).

9.7 Telecommunications Providers. Landlord shall not unreasonably withhold, condition or delay its approval of access by any particular telecommunications service provider to the Building or to Premises. If Landlord permits such access, Landlord may condition such access upon (a) the execution of a commercially reasonable telecommunications agreement (which shall require the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider except that no such rent shall be payable for space in common utility closets or shafts/risers), and (b) after the Term Commencement Date, the payment to Landlord by Tenant or the service provider of any reasonable third party costs incurred by Landlord in facilitating such access.

10.	MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall maintain, repair and keep free of insects, rodents, vermin and other pests and in compliance with all applicable Legal Requirements: the Premises (except as set forth in Section 10.2 below), including without limitation the entire interior of the Premises (except as set forth in Section 10.2 below), all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, any supplemental HVAC and humidification equipment exclusively serving the Premises, electrical equipment wiring, doors, non-structural walls, windows and floor coverings, and all Building systems and equipment that are located in or exclusively serve the Premises, including, without limitation, equipment critical to laboratory operations, and HVAC and fire and life safety systems located in the Premises.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall keep, maintain, repair and operate and, as necessary, replace, (a) in acceptable working order and condition, consistent with the representations made in Section 3.1, and in compliance with all applicable Legal Requirements, and in a manner necessary to provide the services required of Landlord hereunder: the Building foundation, and (b) in good working order and condition, and in compliance with all applicable Legal Requirements, and in a manner necessary to provide the services required of Landlord hereunder: the roof, Building structure, and the common mechanical systems and utilities serving the Building and Premises (including, without limitation electrical, plumbing, life safety and other systems) to the point where they are stubbed to the Premises, the exterior windows and walls, the structural floor slabs and columns, and the Parking Lot and Common Areas.

10.3 Intentionally Omitted.

10.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to reasonably approve the position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance, Landlord hereby agreeing that the Fit Plan of Tenant’s Initial Work, and, if applicable, Landlord’s approval (or deemed approval) of the Final Construction Drawings, shall be deemed Landlord’s approval with respect to the position and settings of Heavy Equipment installed as part of Tenant’s Work.    Subject to the provisions of Section 14.6, any moving of Heavy Equipment shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all third party claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) for personal injury or property damage (collectively, “Claims”) resulting directly or indirectly from such moving, except to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties.

10.5 Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and removing trash from the Premises to Tenant’s dumpster, and for providing biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Tenant shall maintain a dumpster and/or compactor on the Campus within a reasonable proximity to the Building for Tenant’s disposal of non-hazardous and non-controlled substances, the location of which shall be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

10.6 Pest Control. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation.

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 Landlord’s Consent Required.

(a) Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed; provided however, Landlord’s prior consent shall not be required with respect to any Alterations which (1) do not materially and adversely affect the Common Areas, (2) do not materially and adversely affect the proper functioning of any Building system, (3) do not materially and adversely impact the structure of the Buildings, and (4) comply with applicable Legal Requirements. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval, if any, of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval shall not be understood as being Landlord’s assessment of the adequacy of the design of Tenant’s plans for any purpose (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Landlord may elect, not later than the time of Landlord’s approval thereof (or as soon as reasonably possible and in any event within thirty (30) days after receipt of reasonably detailed notice regarding any Alterations, provided that Landlord shall notify Tenant within seven (7) Business Days if Landlord is considering requiring Tenant to remove such Alterations), to require Tenant at the expiration or sooner termination of the Term to remove any Alterations for which Landlord’s approval is required hereunder and which are reasonably determined by Landlord to be inconsistent with customary laboratory, office, research and development and manufacturing use standards in Houston and to restore the Premises to substantially the same condition as existed immediately prior to such Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all material completed Alterations within sixty (60) days of Landlord’s request.

(b) In the event Landlord’s approval is required pursuant to Section 11.1(a) above, or Tenant otherwise elects to request Landlord’s approval, Landlord shall not unreasonably withhold or condition its approval of plans and specifications submitted by Tenant and shall respond to the request of Tenant for such approval within ten (10) Business Days after receipt thereof. If Landlord disapproves said plans and specifications, then concurrent therewith Landlord will specify in writing the reason(s) for such disapproval with sufficient specificity so as to allow Tenant to make such changes as Landlord may reasonably require. If Landlord does not respond to a request for approval of such Plans within said ten (10) Business Day period of time, then Tenant may elect to submit an Alteration Reminder Notice (as hereinafter defined) to Landlord and if Landlord does not respond to the Alteration Reminder Notice within five (5) Business Days after receipt thereof, then the proposed Alterations shown on said plans and specifications shall be considered to have been approved by Landlord. An “Alteration Reminder Notice” shall mean a written notice delivered by Tenant to Landlord stating the following in capitalized and bold type prominently on the top of the first page of such notice: “THIS NOTICE IS AN ALTERATION REMINDER NOTICE DELIVERED UNDER THE LEASE. IF LANDLORD DOES NOT RESPOND TO THE PROPOSED PLANS WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD WILL BE CONSIDERED TO HAVE APPROVED OF THE PROPOSED ALTERATIONS SHOWN ON THE PREVIOUSLY DELIVERED PLANS AND SPECIFICATIONS.”

11.2 Liens. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be bonded over or discharged by Tenant within ten (10) Business Days after Tenant receives notice thereof, at Tenant’s expense.

11.3 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord), provided that Landlord shall reasonably cooperate with Tenant in order for Tenant to obtain such permits; and (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with the Rules and Regulations, all insurance requirements of this Lease, and Legal Requirements.

11.4 Remaining Funds. Following Tenant’s completion of Tenant’s Work, Tenant may submit applications with respect to any future Alterations, and Landlord shall pay and/or credit such applications out of any Remaining Funds in the same manner as Tenant’s Work Costs, as set forth in Section I(4) of Exhibit 3.

12.	SIGNAGE

12.1 Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance and lobby to the Premises, which signage shall be subject to Landlord’s prior written consent, not be unreasonably withheld, conditioned or delayed.

12.2 Exterior Signage.

(a) Intentionally Omitted.

(b) Façade Signage.

(i) Tenant shall have the right to install, at Tenant’s cost and expense, Tenant’s signage on the exterior façade of the Building (“Tenant’s Façade Signage”), in each case during the initial Term of the Lease, and any extensions thereof, subject to the provisions of this Section 12.2.

(ii) Façade Signage Conditions and Obligations. Tenant’s right to maintain Tenant’s Façade Signage is subject to the following conditions and obligations: (i) Tenant’s Façade Signage shall be subject to the prior written approval of Landlord as to location, size, materials, manner of attachment and appearance of Tenant’s Façade Signage, and the materials, design, lighting and method of installation of Tenant’s Façade Signage, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) Tenant’s Façade Signage shall comply with all Legal Requirements (and Tenant shall have obtained any necessary permits prior to installing Tenant’s Façade Signage), (iii) Tenant shall have obtained all governmental permits and approvals required in connection therewith, (iv) the maintenance and removal of such Tenant’s Façade Signage (including, without limitation, the repair and cleaning of the exterior of the Building upon removal of Tenant’s Façade Signage) shall be performed at Tenant’s sole cost and expense, subject to and in accordance with the terms and conditions governing Alterations pursuant to Article 11 hereof, (v) Tenant’s Façade Signage shall be subject to Landlord’s reasonable regulations, and (vi) Tenant shall have the right, from time to time throughout the Term of this Lease, to replace the Tenant’s Façade Signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Except as expressly otherwise set forth herein (including, without limitation, as set forth in Section 13.4 below), Tenant shall not, without Landlord’s prior written consent, such consent to be withheld in Landlord’s sole discretion, assign or sublet this Lease or the Premises in whole or in part (each of the foregoing, a “Transfer”). Landlord shall promptly either grant or deny consent to any Transfer proposed by Tenant hereunder, in no event more than fifteen (15) days following receipt of Tenant’s request thereof. Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Profits In Connection with Transfers. Except with respect to Transfers permitted in accordance with the terms of Section 13.4 below, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, brokerage and other transaction expenses incurred or to be incurred by Tenant in connection therewith (including, without limitation, tenant improvements and rent concessions), in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.

13.3 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is no Event of Default under this Lease.

13.4 Exceptions to Requirement for Consent; Exceptions to Landlord’s Sole Discretion.

(a) Notwithstanding anything to the contrary herein contained, each of the following shall not require Landlord’s consent: (i) mergers or consolidations of Tenant with another entity, provided that the resulting entity following such merger or consolidation is the initial Tenant under this Lease (or such successor or assign permitted in accordance with the terms and conditions of this Article 13), (ii) the issuance, transfer or acquisition of ownership interests in Tenant, including, without limitation, the sale, issuance or acquisition of stock in Tenant, or (iii) the sublease of all or any portion of the Premises to any corporation or business entity which is related (i.e., an entity for which Tenant has at least a 10% ownership interest), controls, is controlled by, or is under common control with Tenant (or such successor or assign permitted in accordance with the terms and conditions of this Article 13).

(b) Notwithstanding anything to the contrary herein contained, Landlord shall not unreasonably withhold, condition or delay its consent to any of the following Transfers: (i) mergers or consolidations of Tenant with another entity where the resulting entity following such merger or consolidation is not the initial Tenant under this Lease (or such successor or assign permitted in accordance with the terms and conditions of this Article 13), and (ii) the transfer of all or substantially all of Tenant’s assets to another business entity (except as set forth in Section 13.4(a)(ii) above), provided such transfer was made for a legitimate independent business purpose and not for the sole purpose of transferring this Lease.

13.5 Denial of Consent; Recapture of Premises. In the event Landlord denies consent to any Transfer proposed by Tenant (excepting only if such denial is in accordance with the terms of Section 13.3 above), then upon notice to Landlord not more than thirty (30) days following the date on which Tenant receives Landlord’s notice denying consent to such sublease or assignment, Tenant may elect to terminate this Lease with respect to the portion of the Premises Tenant proposed to sublease, or with respect to the entire Lease in the event Tenant proposed to assign this Lease, such termination to be effective as of the date set forth in such notice to Landlord (but not later than nine (9) months following the effective date of such Transfer). In the event of Landlord’s denial of an assignment of this Lease and Tenant’s timely termination in accordance with the foregoing, Tenant (or such assignee) shall be permitted to occupy the Premises, subject to and in accordance with the terms and conditions of this Lease, during the period prior to the effective date of the termination of this Lease (not to exceed such nine (9) month period set forth above). Following any such recapture of the Premises, and promptly following the request of Landlord or Tenant, the parties shall enter into an amendment of this Lease memorializing such termination; provided, however, the timely delivery of such termination notice shall be the automatic and self-operative exercise of such recapture, and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of such termination.

14.	INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Liability. Except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Parties, or any breach of this Lease by Landlord, and subject to Section 14.6 below, Tenant shall be fully responsible and liable for any and all demands, claims, suits, damages, losses, liabilities, costs and expenses of any nature whatsoever (including, but not limited to, property damage and loss, bodily injuries, sickness, disease or death) sustained or occurring in the Premises. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

14.2 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) Commercial General Liability, Statutory Workers’ Compensation, and Employer’s Liability insurance. The Workers’ Compensation and Employer’s Liability policies must have limits of not less than $1,000,000 each accident, each employee, and policy limit. The Workers’ Compensation policy shall provide a waiver of subrogation in favor of Landlord Parties. The commercial general liability insurance will insure Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually. The commercial general liability policy shall include a limit of not less than $300,000 for Damage to Premises Rented to You. Tenant shall also carry umbrella liability coverage with limits of not less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease. Such insurance policy(ies) shall be endorsed and name the Board of Regents of The University of Texas System (the “Board”), The University of Texas System, The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), and officers and employees of The University of Texas System and MD Anderson as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “Causes of Loss - Special” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, excluding retaining walls, paved or concrete surfaces, and foundations or supports below the surface of the lowest floor or basement but including without limitation Tenant’s Rooftop Equipment (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.2(b) is referred to herein as “Tenant Property Insurance”.

(c) During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or cause of loss special property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(d) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(e) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 6 attached hereto.

(f) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the State of Texas under valid and enforceable policies. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $50,000 or commercially reasonable amounts, which will be paid by Tenant. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord at the contact below certificates evidencing Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

Certificates of Insurance and Additional Insured Endorsements will be mailed, faxed, or emailed to the following Landlord contact:

Name:	The University of Texas M. D. Anderson Cancer Center – Real Estate
Address:	P.O. Box 301439, FHB – Unit 717,
Houston, Texas 77230-1439
Facsimile Number:	(713) 792-1093
Email Address:	aeross@mdanderson.org

(g) Tenant’s insurance will be primary to any insurance carried or self-insurance program established by MD Anderson, Board, or The University of Texas System.

14.3 Indemnification.

(a) Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall, subject to Section 14.6 below, defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i) Tenant’s breach of any covenant or obligation under this Lease;

(ii) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in the Premises; or

(iii) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises and resulting from the negligence or willful misconduct of any of the Tenant Parties.

(b) Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, subject to Section 14.6 below, and to the maximum extent authorized by the laws of the State of Texas (including, without limitation, the Constitution of the State of Texas), Landlord shall defend, indemnify and save the Tenant Parties harmless from and against any and all Claims asserted by or on behalf of any person, entity or public authority arising from (i) Landlord’s breach of any covenant or obligation under this Lease, or (ii) any injury to or death of any person, or loss of or damage to any property in or about the Property or Campus to the extent caused by the negligence or willful misconduct of any of the Landlord Parties.

14.4 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.6 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.5 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.6, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties. Nothing in this Section 14.5 shall derogate or diminish Landlord’s obligations under Section 10.2 above.

14.6 Waiver of Subrogation. Landlord (to the extent authorized by the Constitution and laws of the State of Texas) and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other (including the Board) and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.8) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. All Property Insurance policies shall be endorsed to provide a waiver of subrogation consistent with the foregoing provisions in favor of the Board, MD Anderson, and/or Tenant, as applicable.

14.7 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Landlord acknowledging that the use of the Premises for the Permitted Uses, generally, shall not be deemed to result in a default under this Section 14.7.

14.8 Landlord’s Insurance.

(a) Landlord, subject to subsections (b), (c) and (d) below, shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Campus, Property and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence; provided that for so long as Landlord is an agency of the State of Texas, Landlord shall not be obligated to maintain the insurance coverage set forth this clause (i), and (ii) with respect to the Building, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first class offices/research/laboratory buildings/campuses in the Market Area or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”). Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

(b) Tenant acknowledges that Landlord is an agency of the State of Texas and has only such authority to obtain insurance for third parties as is granted to Landlord by state law or as may be reasonably implied by such law. For so long as Landlord is an agency of the State of Texas and is so limited, Landlord shall have no obligation under this Agreement to obtain policies of insurance and shall have the right, in Landlord’s sole discretion, to determine whether Landlord will maintain policies of insurance, operate programs of self-insurance, or utilize any other program of risk-protection in connection with Landlord’s property.

(c) Tenant acknowledges that because Landlord is an agency of the State of Texas, liability for the tortious conduct of the agents and employees of Landlord (other than the medical liability of medical staff physicians) or for injuries caused by conditions of tangible state property is subject to the provisions of the Texas Tort Claims Act, Texas Civil Practice and Remedies Code, Chapter 101, as amended from time to time, if and to the extent applicable.

(d) Workers compensation insurance coverage for employees of Landlord will be provided by Landlord as mandated by the provisions of Texas Labor Code, Chapter 503, as amended from time to time.

15.	CASUALTY; TAKING

15.1 Damage. If the Premises, Parking Lot or any of the Common Areas serving the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises, Parking Lot or any of the Common Areas serving the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building, Parking Lot and/or the Premises to substantially the same condition as existed on the Term Commencement Date, or in the event of a partial Taking which affects the Building, Parking Lot or the Premises, restore the remainder of the Building, Parking Lot and the Premises not so Taken to substantially the same condition as is reasonably feasible. Subject to actual delays in the substantial completion of Landlord’s restoration work caused by the acts or wrongful or negligent omissions of any of the Tenant Parties of which Tenant has prior written notice, and applicable Legal Requirements then in existence, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year from the date of such Casualty or Taking. Landlord shall deliver to Tenant a construction schedule prepared by Landlord’s general contractor (the “Restoration Estimate”) as soon as reasonably possible and in any event within ninety (90) days after the occurrence of the applicable Casualty or Taking, which schedule shall include any period necessary for the permitting or approval of such restoration by applicable authorities having jurisdiction over such work. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. In connection with Tenant’s restoration obligations hereunder, Landlord shall provide Tenant with copies of the plans for Landlord’s restoration work upon Tenant’s request. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request (at no cost to Tenant) to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid less all reasonable costs and expenses, including adjusters and attorney’s fees, of obtaining the same. Under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, Tenant’s Work or any other Alterations.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) more than thirty-five percent (35%) of the Building or any material means of access thereto is taken; or

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty.

(b) Tenant’s Termination Rights. If Landlord fails to substantially complete restoration of the Premises, subject to the conditions set forth in Section 15.1 above, within the timeframe set forth in the Restoration Estimate, or fails to promptly (within 60 days following the occurrence of such Casualty) commence and to thereafter diligently prosecute such restoration (it being acknowledged that commencing the design of the improvements necessary for such restoration shall constitute “commencement” of such restoration), then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 15 if the Casualty was caused by the negligence or intentional misconduct of any Tenant Party.

(c) Additional Termination Rights. Tenant shall have the right to terminate this Lease upon thirty (30) days’ written notice to Landlord if the estimated time to complete restoration (as set forth in the Restoration Estimate) exceeds twelve (12) months. In addition, in the case of any Casualty or Taking affecting the Premises and occurring during the last fifteen (15) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either party shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3 Rent Abatement. In the event of any Casualty or Taking affecting the Premises and/or all material means of access thereto, Base Rent and Tenant’s regular monthly payments of Additional Rent on account of Taxes shall be equitably abated for the period from the date of such Casualty or Taking until the earlier of (a) the date that Landlord substantially completes Landlord’s restoration work (provided that if Landlord would have completed Landlord’s restoration work at an earlier date but for delays caused by the acts or wrongful or negligent omissions of any of the Tenant Parties of which Tenant has prior notice, then the Premises shall be deemed to have been repaired and restored on such earlier date) plus an additional period equal to the timeframe set forth in a construction schedule prepared by Tenant’s general contractor (a copy of which construction schedule shall be delivered to Landlord within ninety (90) days after the date of the Casualty or Taking) for the performance of Tenant’s restoration obligations, assuming such restoration obligations shall commence within ten (10) Business Days after Landlord substantially completes Landlord’s restoration obligations; provided that if Tenant is delayed in completing Tenant’s restoration work due to Landlord delays, then Tenant’s restoration abatement period shall be extended on a day for day basis, or (b) the date Tenant or other occupant reoccupies any portion of the Premises for the conduct of its business (in which case the Base Rent and Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). The reasonable determination of Landlord’s architect of the date Landlord’s restoration to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within fifteen (15) Business Days after receipt of written notice from Landlord setting forth such determination by Landlord, and pending resolution of such dispute, Tenant’s restoration period (and Tenant’s obligation to re-commence the payment of Rent) shall commence in accordance with Landlord’s determination. In the event of a Taking where this Lease is not terminated, a just proportion of the Rent, based on the nature and extent of the interference with Tenant’s business operations, shall be abated for the duration of the Taking.

15.4 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, shall continue, provided however, Base Rent and Tenant’s regular monthly payments of Additional Rent on account of Taxes shall be equitably abated for the period of such Taking for temporary use. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, leasehold improvements performed by or on behalf of Tenant, and Tenant’s Property, all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority. Landlord hereby agrees not to seek any award for Tenant’s movable trade fixtures, relocation expenses, leasehold improvements performed by or on behalf of Tenant, and Tenant’s Property. In addition, and for the avoidance of doubt, in the event this Lease is terminated as a result of a casualty in accordance with the terms of this Article 15, Tenant shall be entitled to the proceeds of all Tenant’s Insurance Policies, with the exception of any proceeds for damage to the Premises collected by Tenant under Tenant’s Damage to the Premises Rented to You coverage.

16.	ESTOPPEL CERTIFICATE.

Each party shall at any time and from time to time upon not less than twenty (20) Business Days’ prior notice from the other, execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which rent has been paid in advance, if any, whether or not, to the certifying party’s knowledge, the other party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts related to the rights and/or obligations of the parties under this Lease or the condition of the Premises or Property as the requesting party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any prospective assignee of any Mortgage thereof or any assignee or prospective assignee or transferee of Landlord’s or Tenant’s interest herein. Time is of the essence with respect to any such requested certificate, each party hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.	HAZARDOUS MATERIALS

17.1 Prohibition. Except for standard office, cleaning and maintenance supplies used in ordinary amounts and stored in proper containers in compliance with all Environmental Laws, Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought, kept or used at, in or on the Premises or elsewhere in the Building or the Property any Hazardous Material other than Tenant’s Hazardous Materials, provided that the same shall at all times be brought upon, kept or used only (a) in so-called “control areas” to the extent required by Environmental Laws and (b) in accordance with all Environmental Laws and prudent environmental and biosafety practice. To the extent not Landlord’s obligation under this Lease, Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented in accordance with applicable Legal Requirements. Tenant shall, at its sole cost and expense, comply with all Environmental Laws with respect to the use, storage, handling and disposal of Hazardous Materials. Landlord shall have the right, from time to time, but not more than once per year unless Landlord has reasonable cause, to inspect the Premises for compliance with the terms of this Section 17.1 at Landlord’s sole cost and expense.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all applicable laws, statutes, ordinances, rules, regulations and policies of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge into the air, surface water, sewers, soil or groundwater of any Hazardous Material whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”), (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq.

17.3 Hazardous Material Defined.

(a) As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials regulated by any Environmental Law. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

(b) For purposes hereof, “Tenant’s Hazardous Materials” shall mean all Hazardous Materials brought, kept, used or disposed of by Tenant at, in or on the Premises for the Permitted Uses, and those Hazardous Materials listed in Tenant’s submissions concerning the Premises to any governmental authorities, including, without limitation, the City of Houston Fire Department.

17.4 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program. Not more than thirty (30) days prior to the commencement of lab operations within the Premises, Tenant shall provide Landlord with (i) a written description and Tenant’s proposed safety procedures for the laboratory to be established by Tenant in the Premises; and (ii) a list of the chemicals to be used in said laboratory; and (iii) the relevant laboratory and environmental safety documents promulgated by Tenant that are applicable to Tenant’s permitted operations in the Premises. Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

17.5 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials in violation of any Environmental Law or that results in a requirement to perform any response action(s) pursuant to applicable Environmental Laws and the results of such testing and any other relevant information establish that such release is the result of the acts or omissions of any of the Tenant Parties, then, subject to the terms and conditions of this Lease, Landlord shall be entitled to perform such testing. Tenant shall be entitled to conduct its own testing and investigations to refute the conclusions of the results of such testing by Landlord so long as Tenant provides Landlord with a written scope of work concerning such testing and investigations to be performed on behalf of Tenant at least one week in advance of the date that Tenant begins such work.

17.6 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises for Hazardous Materials brought in, on, at, under or about the Premises by or on behalf of any of the Tenant Parties. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and in compliance with applicable Environmental Laws relating to Hazardous Materials. Biohazards shall be kept in appropriate, specially marked containers, as required by Environmental Law, which containers shall be removed at the expiration or earlier termination of the Term. The foregoing shall not be deemed to derogate from Tenant’s obligations under Section 21.1 of this Lease.

17.7 Landlord’s Responsibilities. To Landlord’s actual knowledge without duty of inquiry, as of the Execution Date, the Property and Premises are in compliance with all applicable Environmental Laws, including OSHA, and no Hazardous Materials have been released at, in, on, or under the Property or Premises. Except to the extent such violation relates to the act or omission of any of the Tenant Parties, Landlord shall, to the extent required by an applicable Environmental Law, take all steps necessary to remedy any violation of any applicable Environmental Law at the Property and Premises during the Term, and Landlord shall take all steps necessary to ensure the cleanup or remediation of any Hazardous Materials or biological materials at the Property and Premises to the extent required so as to be in compliance with all applicable Environmental Law, unless the condition requiring such cleanup or remediation was caused by any of the Tenant Parties.

17.8 Hazardous Materials Indemnity. Except to the extent contributed to or exacerbated by the Landlord Parties, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities and losses (including, without limitation, reasonable attorneys’ fees, consultant and expert fees) arising during or after the Term as a result of: (i) the presence of Hazardous Materials in amounts in excess of reportable quantities or reportable concentrations (in each case as required under Environmental Laws) or in amounts requiring a response action pursuant to any Environmental Law at, in, on or under the Premises, in each case to the extent the presence of such Hazardous Materials is caused by any act or omission of any of the Tenant Parties, or (ii) a breach by Tenant of its obligations under this Article 17.

18.	RULES AND REGULATIONS.

Tenant will faithfully observe and comply with the reasonable Rules and Regulations as may be promulgated, from time to time, with respect to the day-to-day operation of the Building, the Property and construction within the Property of which Tenant has reasonable prior written notice (collectively, the “Rules and Regulations”); provided however, such Rules and Regulations shall not materially interfere with Tenant’s use of the Premises for the Permitted Use, nor impose any material cost or liability on Tenant. Landlord agrees to implement the Rules and Regulations and enforce the Rules and Regulations against all tenants in a uniform and non-discriminatory manner. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control.

19.	LAWS AND PERMITS.

19.1 Legal Requirements. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, or materially interferes with the rights of tenants of the Building. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business and/or Tenant’s Rooftop Equipment, as soon as reasonably possible, and in any event shall not undertake any operations or use of Tenant’s Rooftop Equipment unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within fifteen (15) Business Days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested pursuant to an audit of the State of Texas, by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained.

19.2 Compliance with Healthcare Laws. Each party enters into this Agreement with the intent of conducting their relationship by and between Landlord and Tenant in full compliance with, and shall comply with, (i) the federal anti-referral laws known as the “Stark” law, the Medicare and Medicaid Anti-Fraud and Abuse law, including but not limited to the federal Anti-Kickback Statute and the federal beneficiary inducement civil monetary penalty statute, and (ii) the Texas Occupations Code patient non-solicitation law. Notwithstanding any unanticipated effect of any of the provisions in this Agreement, Landlord and Tenant each agree that it will intentionally conduct itself under the terms of this Agreement in a manner so as to avoid a violation of the Stark Law, the Medicare and Medicaid Anti-Fraud and Abuse law, and the Texas Occupations Code patient non-solicitation law.

20.	DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) Business Days after notice thereof from Landlord to Tenant (a “Monetary Event of Default”);

(b) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein, and such failure shall continue for a period of five (5) Business Days after notice thereof from Landlord to Tenant;

(c) If Tenant shall fail to maintain any insurance required hereunder and such failure shall continue for a period of ten (10) Business Days after notice thereof from Landlord to Tenant;

(d) If Tenant shall make a Transfer in violation of the provisions of Article 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 13 hereof, and Tenant does not cure such default with ten (10) Business Days following notice from Landlord;

(e) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(f) Tenant shall admit in writing Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(g) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors;

(h) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(i) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within ninety (90) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Following such termination, without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages - Termination.

(a) Upon the termination of this Lease under the provisions of this Article 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of eight percent (8%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Taxes, on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Landlord shall use reasonable efforts to mitigate its damages in the event of any default by Tenant hereunder, however, Landlord’s obligation to relet the Premises shall be subject to the reasonable requirements of Landlord to lease other available space for comparable use prior to reletting the Premises and to lease to high quality tenants in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

20.4 Landlord’s Self-Help; Fees and Expenses. If an Event of Default results from Tenant’s failure to perform any covenant set forth in this Lease, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon not less than ten (10) Business Days’ prior notice, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Intentionally Omitted.

20.9 Landlord Default.

(a) Notwithstanding anything to the contrary contained in this Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to (i) pay any sum to Tenant as and when required by the terms of this Lease and such failure continues for ten (10) business days after receipt of a written notice; (ii) except as set forth in Section 20.9(a)(iii) below, perform any non-monetary obligation within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within thirty (30) days and diligently and continuously pursues the same to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation; or (iii) perform any non-monetary obligation within five (5) Business Days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, resulting in a condition that poses an imminent risk of injury or damage to life or property (including, without limitation, Tenant’s manufacturing and/or research and development processes) or a material disruption to Tenant’s operations within the Premises. Nothing in this Section 20.9 shall extend or delay Tenant’s rights of rent abatement under Section 9.5(b).

(b) If Landlord is in default under this Lease (determined in accordance with Section 20.9(a) above), and if such failure materially adversely affects Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, then Tenant shall have the right to cure such default on Landlord’s behalf, in which event Landlord shall reimburse Tenant within thirty (30) days after receipt of a reasonably detailed invoice for all reasonable costs and expenses incurred by Tenant in connection therewith. If Landlord fails to timely reimburse Tenant for such costs and expenses, then, without in any way limiting Tenant’s right at law or equity, Tenant shall have the right to recover the same by an abatement of Base Rent, provided that (A) such abatement shall cease at such time as and to the extent that payment is tendered to Tenant; and (B) if the amount of the abatement is more than twenty-five percent (25%) of the amount of Base Rent due in any month, then the amount abated in any one month shall not exceed twenty-five percent (25%) of the Base Rent and the excess amount of the abatement shall be carried forward with interest at the Default Rate. Tenant’s self-help rights under this Section 20.9(b) shall be exercised by Tenant only (i) with respect to conditions that materially adversely affect Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, and (ii) after Tenant has provided Landlord with notice of Tenant’s intention to exercise such right (which notice shall conspicuously state the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 20.9(b) and Landlord’s failure to perform the specified obligation will trigger the provisions of this Section 20.9(b), and which notice shall include a copy of the default notice delivered pursuant to Section 20.9(a) above), and Landlord has failed to remedy the condition complained of within five (5) days after its receipt of such notice. In the event of any condition posing an imminent risk of injury or damage to life or property (including, without limitation Tenant’s manufacturing and/or research and development processes) or a material disruption to Tenant’s operations within the Premises, Tenant’s notice to Landlord under the preceding clause (ii) may be given simultaneously with a default notice as set forth in Section 20.9(a), and Tenant may proceed with its cure if Landlord fails to cure such default within one (1) Business Day thereafter.

(c) Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, except as expressly set forth in this Lease, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1 Surrender. Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in the condition in which Tenant is obligated to maintain the same excepting only ordinary wear and tear and damage by fire or other Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers, and, to the extent specified by Landlord in accordance with Section 11.1 above, or as Tenant otherwise elects, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the removal of Tenant’s Property and/or any such Alterations. Tenant’s obligations under this Section 21.1 shall survive the expiration or earlier termination of this Lease. No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within ten (10) Business Days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Article 20 hereof or pursuant to law, and to any arrears of Rent.

21.3 Holdover. If any of the Tenant Parties holds over in the Premises after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term with respect to the first sixty (60) days of such holdover, and at 200% of such rate thereafter, and (ii) Tenant shall continue to pay to Landlord all Additional Rent. In addition, in the event Tenant holds over for a period in excess of sixty (60) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over (provided, however, in no event shall Tenant be liable for punitive damages), Tenant hereby acknowledging that Landlord may require the Premises following the expiration of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to hold over after the expiration or earlier termination of the Term. Tenant’s obligations under this Section 21.3 shall survive the expiration or earlier termination of this Lease.

22.	MORTGAGEE RIGHTS

22.1 Subordination. As a condition to Tenant’s agreement to subordinate Tenant’s interest in this Lease to any current and future ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Property and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), Landlord shall obtain from each such Mortgagee, a commercially reasonable subordination, attornment and non-disturbance agreement in a form reasonably acceptable to Tenant (a “Non-disturbance Agreement”), pursuant to which such Mortgagee shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises in accordance with and subject to the terms and conditions of this Lease, and this Lease shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage or to terminate such superior lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease. Tenant further shall attorn to and recognize any successor landlord so long as Tenant has entered into a Non-disturbance Agreement with such successor landlord or its predecessor in interest, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in commercially reasonable form within fifteen (15) days of request therefor. Tenant shall have the right to record the Non-disturbance Agreement if not recorded by the Mortgagee. In the event of any conflict between the terms of a Non-disturbance Agreement and this Article 22, the terms of the Non-disturbance Agreement in question shall prevail. A Non-disturbance Agreement may condition the release of any insurance proceeds for restoration of a material casualty on the following: there not being an Event of Default hereunder; this Lease shall remain in full force and effect; and only such other reasonable conditions customarily imposed by reasonable lenders in similar transactions, taking into consideration Tenant’s credit-standing and Tenant’s need for the space to be restored to continue its operations.

22.2 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed and Tenant is a party to a Non-disturbance Agreement with the party holding such Mortgage, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord (other than Tenant’s express offset rights under this Lease, except that Tenant shall not have the right to apply the Remaining Funds towards Rent due hereunder for so long as any Mortgagee and its successors or assigns are in possession of the Building); or (iv) bound by any base rent or other sum which Tenant may have paid more than one (1) month in advance. Nothing in the immediately preceding sentence shall relieve such Mortgagee and its successors and assigns of the obligation to fulfill the obligations of Landlord from and after the date they succeed to the interest of Landlord hereunder (e.g., to cure any then-continuing default).

23.	QUIET ENJOYMENT.

Landlord covenants that so long as there is no Event of Default, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.	NOTICES.

Any notice, consent, approval, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	The University of Texas M. D. Anderson Cancer Center Attention: Program Director of Real Estate Real Estate P.O. Box 301439 FHB – Unit 717 Houston, Texas 77230-1439
With a copy to:	The University of Texas System 210 West 7th Street Austin, Texas 78701 Attention: Executive Director of Real Estate
if to Tenant:	Ziopharm Oncology, Inc. One First Avenue Parris Building #34, Navy Yard Plaza Boston, MA 02129 Attention: Lynn Ferrucci
With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110 Attention: Jonathan N. Nichols, Esq.

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (i.e., ministerial notices with no legal force and effect, such as notices related to Building events, exercise of rights of access, planned maintenance activities etc.) may instead be given pursuant to a mutually agreeable written protocol (which may include written notice delivered by facsimile or by hand to the attention of Tenant’s facilities manager (or such other person designated by Tenant) at the Premises (and without copies as specified above). Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof and may be given by attorneys for the parties.

25.	GENERATOR.

Tenant may elect, at its sole cost and expense, to maintain, construct and install emergency back-up electrical generators and/or uninterruptible power supply systems (each, a “Back-Up Generator”) in the Generator Premises set forth on Exhibit 1B attached hereto. Said Back-Up Generator shall be subject to the reasonable rules and guidelines adopted from time to time by Landlord with respect thereto, and to all applicable Legal Requirements. Any and all work and improvements to be performed by Tenant to construct and install said Back-Up Generator (such as installing conduits and connections from the Back-Up Generator to the Premises) (collectively, “Generator Equipment”) shall be considered to be an Alteration and shall be subject to Landlord’s review and prior written approval, if applicable, in accordance with the terms of this Lease. The Generator Premises will be provided on an “as is,” “where is” basis, and, except as expressly set forth in this Lease, Landlord has made no representations or warranties, of any kind, with respect thereto. At Landlord’s election, following the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove the Back-Up Generator and/or Generator Equipment and repair and restore, in a good and workmanlike manner, any damage to the Property arising out of or resulting from such removal, including, without limitation, by the closing of any slab penetrations.

26.	MISCELLANEOUS

26.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

26.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

26.3 Broker. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease. Tenant agrees to defend, indemnify, and hold Landlord harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease.

26.4 Entire Agreement. Except as expressly set forth herein, this Lease, Lease Summary Sheet and the Exhibits attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto with respect to the terms of this Lease, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

26.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to its conflicts of law provisions.

26.6 Representation of Authority. By his or her execution hereof, Landlord and Tenant each hereby warrants and represents to the other that the signatories on behalf of the respective parties are duly authorized to execute this Lease on behalf of such party.

26.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable third party costs incurred by Landlord in connection with requests by Tenant for consents to any Alterations or Transfers (excepting only Transfers pursuant to Section 13.4), in each case within thirty (30) days following Landlord’s invoice; provided, however, any such fees shall not exceed $2,500 in the aggregate with respect to each Transfer or Alteration.

26.8 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

26.9 Limitation of Liability. Landlord and Tenant specifically agree that in no event shall (a) any officer, director, trustee, employee or representative of Landlord or of any of the other Landlord Parties ever be personally liable for any obligation under this Lease, (b) Landlord or any of the other Landlord Parties be liable for consequential, incidental or punitive damages or for lost profits whatsoever in connection with this Lease, (c) any officer, director, trustee, employee or representative of Tenant or of any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (d) except as may be expressly provided pursuant to Section 21.3 above, Tenant or any of the other Tenant Parties be liable for consequential, incidental or punitive damages or for lost profits whatsoever in connection with this Lease.

26.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

26.11 Landlord Obligations upon Transfer. Except as expressly set forth herein (including, without limitation, in Sections 5.1(b) and 11.4, and in Exhibit 3), upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance accruing thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed to the extent the Landlord’s successor assumes the same, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

26.12 Confidentiality.

(a) In connection with this Lease, from time to time Tenant has delivered and/or will deliver to Landlord, and the Landlord Parties may observe or have the opportunity to review, certain information about Tenant and/or its affiliates, including but not limited to financial information, trade secrets, information related to research and development, and other information related to the business operations of Tenant and/or its affiliates (such information whether furnished, observed, or reviewed before or after the Execution Date, whether oral, written, or visual, and regardless of the manner in which it is furnished, observed or reviewed, is collectively hereinafter referred to as “Tenant’s Proprietary Information”). Tenant’s Proprietary Information does not include, however, information which (1) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 26.12 by Landlord or Landlord’s Engaged Persons; (2) was available to Landlord on a non-confidential basis prior to its disclosure by Tenant; or (3) becomes available to Landlord on a non-confidential basis from a person other than Tenant who is not to the knowledge of Landlord or Landlord’s Engaged Persons otherwise bound by a confidentiality agreement with Tenant, or is otherwise not under an obligation to Tenant not to transmit the information to Landlord.

(b) Landlord hereby covenants and agrees (A) to keep all Tenant’s Proprietary Information confidential; (B) not to disclose or reveal any Tenant’s Proprietary Information to any person other than those persons, including its affiliates’ employees, agents and representatives, whose duties and responsibilities reasonably require that Tenant’s Proprietary Information be disclosed to them in connection with the ownership, financing, and/or sale of any of Landlord’s interest in and to the Property or any portion thereof including the Premises (such persons are hereinafter referred to as “Landlord’s Engaged Persons”); (C) to cause Landlord’s Engaged Persons to observe the terms of this Section 26.12; and (D) except as expressly permitted by separate written agreement signed by Tenant, not to use any Tenant’s Proprietary Information for any purpose other than in connection with the ownership, financing, and/or sale of any of Landlord’s interest in and to the Property or any portion thereof including the Premises.

(c) In the event that Landlord is requested pursuant to, or required by, the Texas Public Information Act, applicable law or regulation or by legal process to disclose any Tenant’s Proprietary Information, Landlord agrees that it will provide Tenant with reasonable notice of such request or requirement in order to enable Tenant to seek an appropriate protective order or other remedy, to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 26.12. In any such event Landlord will use reasonable efforts under the circumstances in which disclosure is sought to ensure that all Tenant’s Proprietary Information will be accorded confidential treatment by the entity compelling such disclosure and Tenant shall respond in such a time and manner that does not put Landlord or any of its Engaged Persons at risk of violation of such law or regulation or legal process.

(d) Without prejudice to the rights and remedies otherwise available at law or in equity, Landlord agrees that Tenant shall be entitled to seek equitable relief by way of injunction or otherwise if Landlord or any of Landlord’s Engaged Persons breach or threaten to breach any of the provisions of this Section 26.12.

(e) Landlord will be responsible for any breach of the terms of this Section 26.12 by it and/or Landlord’s Engaged Persons.

(f) No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(g) The obligations of the parties under this Section 26.12 shall survive the expiration or prior termination of the Term.

26.13 Use of Landlord’s Name. Subject to the terms of this Section 26.13, Tenant will not state or imply that Landlord or MDACC endorses any of Tenant’s products or services. Subject to the terms of this Section 26.13, all materials utilizing the name, trademarks, service marks, or symbols of Landlord or The University of Texas System for any purpose, including, but not limited to, the use in advertising, marketing, and sales promotion materials or any other materials or mediums (such as the internet, domain names, or URL addresses), must be submitted to Landlord’s Brand Core team for prior written approval at the following email address: brandcoreteam@mdanderson.org or to such other person or contact as indicated by Landlord in writing. Landlord shall promptly respond to any such request for approval. Notwithstanding any provision of this Section 26.13 to the contrary, Tenant may, without obtaining Landlord’s prior approval, utilize the name of Landlord and/or The University of Texas System to the extent (i) use is reasonably necessary to achieve the purposes of this Lease (including, without limitation, for purposes of obtaining licenses and/or permits); (ii) required by law or to comply with applicable governmental regulations or court order (including, without limitation, disclosure to the extent required by the Securities and Exchange Commission and/or any public stock exchange); or (iii) needed to enforce the terms of this Lease.

Nothing in this Section 26.13 shall amend, restrict, limit or modify in any way, the Existing R&D Agreement or the 2019 R&D Agreement or any other agreement executed by the parties hereto or any of their affiliates in connection therewith (each an “Ancillary Agreement”). In the event of any conflict or inconsistency between this Section 26.13 and any Ancillary Agreement, the terms of such Ancillary Agreement shall control.

26.14 Force Majeure. Other than for obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, national or regional emergency, or a pandemic, epidemic or other public health emergency or exigency, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event (i) shall financial inability of a party be deemed to be Force Majeure, and (ii) shall Force Majeure postpone or delay any of Tenant’s remedies set forth in Section 3.2.

26.15 Counterparts; Electronic Signatures. This Lease may be executed in two or more counterparts, and by each or either of the parties in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or by electronic mail file attachment of any executed counterpart to this Lease will be deemed the equivalent of the delivery of the original executed instrument.

26.16 Texas State Agency Limitations. Landlord is the governing board of The University of Texas System, an agency of the State of Texas. As an agency of the State of Texas, it is subject to the Constitution and laws of the State of Texas and, under the Constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the Constitution and laws of the State of Texas. Notwithstanding any other provision to the contrary, nothing in this Agreement is intended to be, nor shall be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to the Landlord are enforceable only to the extent authorized by the Constitution and laws of the State of Texas. No party to this Agreement will be required to perform any act or to refrain from any act that would violate any applicable laws, including the Constitution and laws of the State of Texas. Landlord represents and warrants to Tenant that as of the Execution Date, to the best of Landlord’s knowledge and except as expressly set forth in this Lease (e.g., Section 6.5), Landlord is authorized by the Constitution and laws of the State of Texas to enter into and perform its obligations under this Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM, for the use and benefit of The University of Texas M. D. Anderson Cancer Center

By:	/s/ Ben Melson
Name:	Ben Melson
Title:	Senior Vice President and Chief Financial Officer

Approved as to Content:

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/ Spencer Moore
Name:	Spencer Moore
Title:	Vice President and Chief Facilities Officer

Reviewed and Approved by UTMDACC
Legal Services for UTMDACC Signature:

/s/ Chad Mavity	12/15/2020

TENANT

ZIOPHARM ONCOLOGY, INC., A Delaware limited liability company

By:	/s/ Kevin Lafond
Name:	Kevin Lafond
Title:	Chief Accounting Officer

EXHIBIT 1A

LEASE PLAN – PRIME PREMISES

Exhibit 1A, Page 1

EXHIBIT 1B

LEASE PLAN – GENERATOR PREMISES

Exhibit 1B, Page 1

EXHIBIT 1C

LEASE PLAN – ROOFTOP PREMISES

Exhibit 1C, Page 1

EXHIBIT 1D

LEASE PLAN – GASSES/TANK PREMISES

Exhibit 1D, Page 1

EXHIBIT 2

DESCRIPTION/PLAN OF CAMPUS

The area commonly known as the El Rio Campus, being generally depicted on the plan below.

Exhibit 2, Page 1

EXHIBIT 3

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between the BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM, acting for the use and benefit of The University of Texas M. D. Anderson Cancer Center, an institution of The University of Texas System (“Landlord”), and ZIOPHARM ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space located at Building D of the El Rio Buildings, 8000 El Rio Street, Houston, Texas 77054. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in preparing the Premises for Tenant’s use. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

I.	Tenant’s Work.

1. Tenant’s Plans. Tenant anticipates making certain Alterations to the Premises to prepare the Premises for Tenant’s occupancy and business operations, including without limitation, the installation of all furniture and fixtures (collectively, “Tenant’s Work”). Landlord hereby approves of Tenant’s Work, provided however, in the event Tenant’s Work (a) is materially inconsistent with the overall usage of space (versus the configuration, finishes and materials, which may change without Landlord approval) depicted in the fit plan attached hereto as Exhibit 3-1 (“Fit Plan of Tenant’s Initial Work”), and (b) requires Landlord’s prior approval in accordance with the terms and conditions of Section 11.1(a) of this Lease, then Tenant shall submit to Landlord for approval a set of design/development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/ Development Plans”), and/or a full set of construction drawings (“Final Construction Drawings”) for Tenant’s Work. The Design/ Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.” In the event Landlord’s prior approval is required hereunder, Landlord’s approval of the Design/Development Plans and the Final Construction Drawings shall not be unreasonably withheld, conditioned or delayed, provided however, Landlord shall respond to any request for approval of Plans within the time periods set forth in Section 11.1 hereof, and Landlord’s failure to timely respond to such request for approval shall be subject to the terms and conditions of Section 11.1 hereof with respect to the deemed approval thereof. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever.

2. Performance of Tenant’s Work. All Tenant’s Work shall be performed by Tenant in accordance with the provisions of the Lease (including, without limitation, Section 11 and this Exhibit 3).

Exhibit 3, Page 1

3. Cost of Tenant’s Work; Priority of Work. All of Tenant’s Work shall be performed at Tenant’s sole cost and expense (subject to the terms of Section 4 below), and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11).

4. Use of Remaining Funds. Subject to Section 5.1(b) of the Lease, Tenant shall be permitted to use any portion of the Remaining Funds towards costs incurred by Tenant in connection with Tenant’s Work, including, without limitation, design, engineering and other so-called “soft costs”, and costs of furniture, fixtures, equipment (including, without limitation, generators to serve the Premises) and telephone and data systems (collectively “Tenant’s Work Costs”). Remaining Funds under the 2019 R&D Agreement shall be paid by Tenant, subject to and in accordance with the terms and conditions of the 2019 R&D Agreement and Section 5.1(b) of the Lease. With respect to Remaining Funds under the Existing R&D Agreement, Tenant may submit an application for Tenant’s Work Costs (accompanied by invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and listing in reasonable detail Tenant’s Work Costs) for payment to Tenant or any of Tenant’s Contractors. Tenant shall submit application(s) for each Contractor no more often than monthly, and Landlord shall pay such amounts within thirty (30) days following delivery of such application(s). Notwithstanding any provision of this Lease to the contrary, Landlord shall not be released from the obligations and liabilities set forth in this Section I and of Sections 5.1(b) and 11.4 of this Lease following any transfer of the Property by Landlord.

II.	Miscellaneous

1. Tenant’s Authorized Representative. Tenant designates Jim Winiarski (email: jwiniarski@ziopharm.com, telephone 978-835-7958; “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) Business Days advance written notice to Landlord.

2. Landlord’s Authorized Representative. Landlord designates Mary Le Johnson (email: MLJohnson2@mdanderson.org, telephone 713-745-1938) (“Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. A copy of any written Communication must also be sent to Bhargav Goswami (BGoswami@mdanderson.org, 713-563-0197). Landlord may change either Landlord’s Representative at any time upon not less than five (5) Business Days advance written notice to Tenant.

Exhibit 3, Page 2

EXHIBIT 3-1

FIT PLAN OF TENANT’S INITIAL WORK

Exhibit 3-1, Page 1

EXHIBIT 4

LANDLORD’S SERVICES

1.	Electricity, hot and cold water and sewer service to the Premises

2.	Electricity for Campus common areas, including exterior building lighting, if any

3.	Maintenance and repair of the Property as described in Section 10.2

4.	Exterior grounds and parking maintenance

5.	Campus security systems and services

6.	If applicable, maintenance of life safety systems (fire alarm and sprinkler), to the point they are stubbed to the Premises.

7.	Such other services as Landlord reasonably determines are necessary or appropriate for the Property and Campus

Exhibit 4, Page 1

EXHIBIT 5

INTENTIONALLY OMITTED

Exhibit 5, Page 1

EXHIBIT 6

TENANT WORK INSURANCE SCHEDULE

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence $1,000,000 personal & advertising injury
(b) Products Liability
$2,000,000 products/completed operations aggregate

The General Contractor is required to maintain, during the construction period and up to 1 year after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured (including completed operations), primary & non-contributory, and waiver of subrogation as respects the project during construction and for completed operations up to 1 year after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b) Auto Liability	$1,000,000 combined single limit each accident for bodily injury and property damage, hired and non-owned cover.

Exhibit 6, Page 1

(c) Workers Compensation Employers Liability	Statutory Limits $1,000,000 each accident* $1,000,000 each employee* $1,000,000 policy limit* * or such amounts as are customarily obtained by operators of comparable businesses

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$5,000,000 per occurrence

(e) Environmental Insurance	To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 6 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

Exhibit 6, Page 2